Exhibit 5.1

January 25, 2021

TELUS International (Cda) Inc.

Floor 7, 510 West Georgia Street

Vancouver, British Columbia

V6B 0M3

Re: Securities Registered under Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form F-1 (File No. 333-251993) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you in connection with your filing of the Registration Statement, relating to the registration of the offering of up to 38,333,333 subordinate voting shares of the Company (“Shares”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional subordinate voting shares granted by a selling shareholder referred to in the Registration Statement. Of the Shares to be registered pursuant to the Registration Statement, 21,929,824 subordinate voting shares (the “Primary Shares”) are being offered by TELUS International (Cda) Inc., a corporation governed by the Business Corporations Act (British Columbia) (the “Company”), and 16,403,509 subordinate voting shares (the “Secondary Shares”) are being offered by certain selling shareholders referred to in the Registration Statement. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the selling shareholders and the underwriters (the “Underwriting Agreement”).

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company. Without limiting the generality of the foregoing, we have reviewed the altered form of articles of the Company that will be effective prior to the closing of the offering (the “Articles”) and the form of notice of alteration (the “Notice of Alteration”) that will be filed with the Registrar of Companies for British Columbia prior to the closing of the offering to alter the notice of articles of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, following the filing of the Notice of Alteration with the Registrar of Companies for British Columbia and the Articles becoming effective, (i) the Primary Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued as fully paid and non-assessable subordinate voting shares of the Company, and (ii) the Secondary Shares, when issued upon conversion of the multiple voting shares of the Company held by the selling shareholders in accordance with the Articles, will be validly issued as fully paid and non-assessable subordinate voting shares of the Company.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP